UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

 AMERICAN MEDICAL ALERT CORP.

(Exact Name of Registrant as Specified in its Charter)

New York	36-36 33rd Street Long Island City, New York 11106	11-2571221
(State or Other Jurisdiction of Incorporation or Organization)	(Address of Principal Executive Offices)	(I.R.S. Employer Identification Number)

American Medical Alert Corp. 1997 Stock Option Plan
American Alert Corp. 2000 Stock Option Plan
American Medical Alert Corp. 2005 Stock Incentive Plan
 (Full Title of the Plans)

Jack Rhian, President and Chief Executive Officer
American Medical Alert Corp.
36-36 33rd Street
Long Island City, New York 11106
(Name and address of agent for service)

(212) 879-5700
(Telephone Number, including Area Code, of Agent for Service)

Copy To:
Allan Grauberd, Esq.
Moses & Singer LLP
The Chrysler Building
405 Lexington Avenue
New York, New York 10174
(212) 554-7800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the following Registration Statements filed on Form S-8 (collectively, the “Registration Statements”):

1.  Registration Statement No. 333-53029, filed with the Securities and Exchange Commission on May 19, 1998, registering 750,000 shares of common stock, par value $0.01 per share (“Common Stock”), for the American Medical Alert Corp. 1997 Stock Option Plan;

2. Registration Statement No. 333-70626, filed with the Securities and Exchange Commission on October 1, 2001, registering 1,250,000 shares of Common Stock for the 2000 Stock Option Plan of American Medical Alert Corp.; and

3. Registration Statement No. 333-130811 filed with the Securities and Exchange Commission on December 30, 2005 registering 750,000 shares of Common Stock for the 2005 Stock Incentive Plan of American Medial Alert Corp.

On December 22, 2011, pursuant to the terms of the Agreement and Plan of Merger (the “Merger Agreement”), dated as of September 22, 2011, by and among American Medical Alert Corp. (“AMAC”), Tunstall Healthcare Group Limited (“Tunstall”), and Monitor Acquisition Corp., (“Merger Sub”) a wholly owned subsidiary of Tunstall, Tunstall completed its acquisition of AMAC via the merger of Merger Sub with and into AMAC, with AMAC continuing as the surviving company in the merger and becoming a wholly owned subsidiary of Tunstall (the “Merger”).  At the Effective Time of the Merger, each share of Common Stock, including shares of restricted stock, issued and outstanding immediately prior to the effective time (other than treasury shares of AMAC and any shares of Common Stock owned by Tunstall, Merger Sub or any wholly owned subsidiary of AMAC) was converted into the right to receive (i) an amount in cash, without interest, equal to $8.55, less the amount of any required withholding tax, and (ii) one contingent payment,  subject to and in accordance with a CPR Agreement, which provides for payments under certain circumstances relating to AMAC’s investment in Lifecomm LLC.

As a result of the Merger, AMAC has terminated all offerings of its securities pursuant to its existing registration statements, including the Registration Statements. In accordance with an undertaking made by AMAC in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, AMAC hereby removes from registration all shares of Common Stock registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to Form S-8 and has duly caused this Post-Effective Amendment No. 1 to Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 12, 2012.

AMERICAN MEDICAL ALERT CORP.

By:	/s/ Jack Rhian
Name:	Jack Rhian
Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 has been signed below by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE

/s/ Jack Rhian Jack Rhian	President and Chief Executive Officer (Principal Executive Officer)	January 12, 2012

/s/ Richard Rallo Richard Rallo	Chief Operating Officer (Principal Financial and Accounting Officer)	January 12, 2012

/s/ Gil Talbot Baldwin Gil Talbot Baldwin	Director	January 12, 2012

/s/ Kevin Frederick Dyson Kevin Frederick Dyson	Director	January 12, 2012

/s/ Steven Joseph Sadler Steven Joseph Sadler	Director	January 12, 2012